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                       May 16, 2022

       Leslie Lunak
       Chief Financial Officer
       BankUnited, Inc.
       14817 Oak Lane
       Miami Lakes, FL 33016

                                                        Re: BankUnited, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed on February
24, 2022
                                                            File No. 001-35039

       Dear Ms. Lunak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance